CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: February 11, 2008
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 8.01	OTHER EVENTS

On February 8, 2008 the company and management of Gold Fusion Laboratories, Inc. reached a decision to close within the next sixty days two of Gold Fusion’s retail locations, one located in Murray, Utah and the other in Provo, Utah.  These closing will take place following arrangements being made to secure the inventory and materials located in each store and seeking agreeable terms to terminate the leases in each of these locations.  The moves are being made to consolidate the operations of Gold Fusion and the marketing of its fashion offering through consolidation in the Utah market.  Expansion into other markets that are expected to lead to higher revenues will be made possible through the reduction in costs resulting from the closing of these two locations.

ITEM 9.01        Financial Statements and Exhibits
The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

              99                              3                Nexia Holdings, Inc. press release of February 11, 2008 announcing the plannedclosing of two stores.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 11th day of February, 2008.

 Nexia Holdings, Inc.

 /s/ Richard Surber .
Richard Surber, President

2

Exhibit 99

PRESS RELEASE

FOR MORE INFORMATION, CONTACT:
Richard Surber, President
801-575-8073 x 106  Fax: 801-575-8092
RichardSurber@nexiaholdings.com
www.richardsurber.com
www.nexiaholdings.com

Or
Rick McCaffrey, Investor Relations
OTC Financial Network
781-444-6100x621
rick@otcfn.com
www.otcfn.com/nxhl

FOR IMMEDIATE RELEASE:

Nexia Consolidates Black Chandelier Stores to Reduce Expenses

Salt Lake City, Utah, February 11, 2008 – Nexia Holdings, Inc. (OTCBB: NXHL) wholly-owned subsidiary Gold Fusion Laboratories, Inc. (GFL) announced today that it will be closing two of its underperforming Black Chandelier retail stores.  GFL has decided to close its Fashion Place and Shops at Riverwood locations, which were the newest of a total of four stores. GFL has been unable to raise sufficient capital to properly merchandise all of its locations, which has undermined recent sales results. Nexia plans to reduce its retail sales force by approximately 20 persons.   Closing two of the four stores will allow Black Chandelier toconsolidate its product density at its two existing stores,   while saving an estimated $50,000 in negative cash flow per month..

Nexia has been attempting to raise up to $10 Million in an equity line of credit and has been unable to get the registration statement cleared through the Securities and Exchange Commission for over 20 months.  Management did not originally expect the comment process to take longer than six (6) months.  The accompanying expenses related to filing the SB-2 registration statement and amendment have resulted in longer than expected SEC reviews and a subsequent change in the Nexia’s outside auditing firms. Richard Surber CEO of Nexia Holdings stated, “If Nexia had been able to raise funds through the equity line of credit, we would have been able to build-up the inventories on our newest two stores, which would have better positioned us to weather the current economic downturn.”

Surber said, “My vision for Black Chandelier is of international proportions. We plan to pursue sales in more favorable regions in the U.S., as well as target rapidly growing economies outside of the United States. I believe that we can get our Black Chandelier retailer back on track once we are able to raise the necessary capital to push forward. We have to remain in the game until we do so. While it is difficult to close two stores, it is a necessary step for our continued development.”

Nexia intends to see the offering document through to completion.  “When the registration statement clears comments and Nexia is able to raise sufficient capital, we plan to use those funds to open stores in places such as Southern California that has a consumer demographic that may be more receptive to our products. In the interim, GFL intends to boost its efforts to increase online sales through its Black Chandelier web site and increase sales at its remaining stores,” added Surber.

About Nexia Holdings
Nexia Holdings Inc. (OTC BB:NXHL), headquartered in Salt Lake City, Utah, is a diversified holdings company with operations in health & beauty, fashion retail and real estate. The Company has been acquiring undervalued properties in the Salt Lake City area since the early 1990s. Nexia owns a majority interest in Landis Lifestyle Salon, http://www.landissalon.com, a hair salon built around the world-class AVEDA(TM) product line. Through its Gold Fusion Laboratories subsidiary, Nexia owns the innovative retail and design firm Black Chandelier and its related brands. Black Chandelier has plans to expand nationwide.  Our online store can be viewed at http://www.blackchandelier.com.For more information, visit http://www.nexiaholdings.com.

Nexia strongly encourages the public to read the above information in conjunction with its Form 10-KSB for December 31, 2006 and for the subsequent quarters during 2007. Nexia’s disclosures can be viewed at www.nexiaholdings.com and www.sec.gov.